Exhibit 23.6

Consent of Terre A. Lane

Reference is made to the Annual Report of Midway Gold Corp. (the “Company”) on Form 10-K filed with the Securities and Exchange Commission on March 13, 2014 (the “Annual Report”).

I hereby consent to the references to my name under the heading “Description of Properties” and to the summary of the technical report entitled “NI 43-101 Technical Report on the Midway Project, Nye County, Nevada” dated April 1, 2011, “NI 43-101 Technical Report on the Spring Valley Project, Pershing County, Nevada” dated May 24, 2011 with an original report date of May 24, 2011 and an updated report date of November 29, 2012, and “NI 43-101 Feasibility Study for the Pan Gold Project, White Pine County, Nevada” dated November 15, 2011 with an original report date of December 19, 2011 and an updated report date of November 29, 2012” in the Annual Report which the Company used, or directly quoted from, in preparing summaries concerning the Company’s mineral resources which appear in such Annual Report and the incorporation therein of such references to the Company’s registration statements on Form S-3 (Nos. 333-186230, 333-184475, 333-172009 and 333-165842) and on Form S-8 (No. 333-190569).

/s/ “Terre Lane”

Terre A. Lane
March 13, 2014